Exhibit 10.6

COMMERCIAL MANAGEMENT AGREEMENT

This Agreement is entered into as of, although not necessarily on, ___________, 2021.

OWNER:	ROX AMZL Oakley CA LLC
ADDRESS:	7 World Trade Center, 250 Greenwich St., 10th Floor New York, New York 10007
MANAGER:	NPD Management, LLC
ADDRESS:	4825 NW 41st Street, Suite 500 Riverside, Missouri 64150

W I T N E S S E T H:

A.Owner is lawfully in possession and control, as Owner or otherwise, of land and commercial improvements generally located at 4000 Wilbur Ave., Oakley, California (herein called the “Project”).

B.Owner desires to engage Manager to operate and manage the Project, as exclusive managing agent, and Manager desires to accept such engagement, all subject to the following terms and conditions:

Article I

PROJECT MANAGEMENT SERVICES

1.1Exclusive Agency.  Owner hereby appoints Manager as the sole and exclusive agent for the management of the Project as Owner reasonably may deem advisable and on the terms and conditions set forth herein (the “Management Services”).  Manager shall perform the Management Services in an efficient and satisfactory manner and shall arrange the performance of any and all services required to be performed for the benefit of the tenants of the Project, subject to: (a) the Budgets, policies and limitations imposed by the Owner, and (b) applicable law and rulings and orders of governmental authorities having jurisdiction.  All services shall be performed in a diligent and professional manner in accordance with recognized standards of the property management industry.

1.2Management Personnel.  Manager shall hire, pay and supervise, as employees of Manager, or as independent contractors, experienced and qualified individuals and entities whom it deems necessary for the maintenance and operation of the Project and to perform the Management Services as set forth herein.  Such personnel shall be deemed employees of the Manager, or independent contractors, and Owner shall have no right to supervise or direct such employees or independent contractors.  Except as otherwise provided herein, and subject to the Budget, all salaries, wages and other compensation of personnel or independent contractors employed or engaged by Manager hereunder, including fringe benefits, shall be deemed to be expenses solely of Manager, meaning in no event shall Owner be liable for any amounts owing to any such employees or independent contractors other than as set forth in a Budget and Manager shall indemnify Owner and hold Owner harmless from any and such amounts.  All matters pertaining to the employment, engagement supervision, compensation, promotion and discharge of such employees and independent contractors shall be the responsibility of Manager.  Manager shall fully comply with all applicable laws and regulations relating to worker’s compensation, social security, unemployment insurance, hours of labor, wages, working conditions, and other employer-employee related subjects.  Manager shall cause all employees involved in the administration of any funds of Owner to be bonded or covered under Manager’s comprehensive crime insurance policy.  Manager and Owner understand and agree that Manager’s relationship to Owner is that of independent contractor, and that neither will represent to anyone that Manager’s relationship to Owner is other than that of independent contractor.

1.3Project Maintenance.  Subject to the Budget, Manager shall endeavor to cause the Project to be maintained in a high-quality manner and in such condition as competitive projects are maintained in that locality, with such maintenance to include, without limitation, lawn care and landscaping, snow and ice removal, and interior and exterior cleaning, painting, and repairs.  Normal expenses outside the approved Budget, i.e., capital improvements, capital expenditures, etc., will be limited to an amount agreed upon by both the Owner and Manager and shall be made only with prior written approval of Owner (written approval is intended to include email); provided however, that Manager may take unbudgeted maintenance expenditures not exceeding $1,000.00 per expenditure without such approval.  Emergency repairs immediately necessary for the preservation or safety of the tenants of the Project, or to protect personal property from damage within the Project, or required to avoid Owner’s exposure to criminal liability, may be made by Manager without prior approval of the Owner provided, however, that Manager shall provide Notice of any such emergency repairs to Owner as soon thereafter as practicable.  Manager will disclose, in advance, to Owner any common ownership or economic benefit sharing arrangement that may exist with contractors or suppliers servicing the building.

1.4Compliance with Applicable Law.  Manager shall cause all things to be done related to the Project and its operations to comply and cause the Project to comply with all applicable laws, ordinance, orders, notice or regulations of or from any Federal, State, or local governmental authorities, subject to the same limitation on expenditure contained in Section 1.3 hereof.  Each party shall give Notice to the other of any demand, order, or proceeding by any governmental authority affecting the Project or its operations, including termination of any applicable insurance policy, within twenty-four (24) hours of the receipt of notice thereof.  So long as failure to comply promptly therewith does not expose Manager to criminal liability, Owner may stay Manager’s remedial action by promptly instituting legal process contesting any such demand, order or proceeding.  Manager is authorized to prepare, execute and file all applications, forms and reports required at any time by any governmental authority relating to the Project.  Manager may enter appearance in any legal proceeding on its own behalf at any time, and on behalf of Owner upon receipt of Owner’s express written authorization therefor.  Manager shall use reasonable efforts to promptly remedy any violation of any applicable law, ordinance, regulation, notice or order.  Manager, however, shall not take any action under this Section 1.4 so long as Owner has notified Manager that Owner is contesting or intends to contest such law, ordinance, regulation, notice or order.  As directed by Owner, Manager shall use reasonable efforts to comply with all covenants and obligations of Owner contained in any mortgage financing documents of which Manager has knowledge which relate to the operation of the Project.

1.5Project Management.  To the extent the following contracts are not the responsibility of a tenant pursuant to an applicable lease of the Project, Manager shall enter into or renew contracts in the name of the Owner for electricity, gas, steam, telephone, water, cleaning, fuel, oil, elevator maintenance, pest control, garbage removal, parking lot maintenance and other services to the extent required to operate the Project in the ordinary course of business, subject to the Budget.  Manager shall also purchase at Owner’s cost all supplies and equipment which Manager shall deem necessary to maintain and operate the Project, subject to the Budget.  Unless otherwise approved by Owner, all contracts will include a right to terminate upon thirty (30) days written notice and Manager shall use good faith efforts to execute such contracts on terms comparable to or better than those typical in the area of the Project for such services.  Manager shall maintain a list of all contracts and shall provide Owner with copies of all contracts and any amendments thereto promptly after execution thereof.

1.6Rent Collection.  Manager shall be responsible for collecting monthly rentals and all other sums due with respect to the Project and shall establish efficient collection procedures and maintain expedient practices in collecting rent, escalations, and all other miscellaneous charges due from tenants and users of space or facilities in the Project, in the ordinary course of business.  Owner authorizes Manager to request, demand, collect, receive and receipt for all such rent and other charges and to institute legal proceedings for the collection thereof and/or for the eviction or dispossession of tenants and others from the Project, and to engage legal counsel for any such matter.  Manager shall not settle, compromise, or release any such claim, action, suit or proceeding without the prior written consent of Owner if the amount in controversy in connection with such claim, action, suit or proceeding exceeds $1,000.00.

Article II

FINANCIAL MANAGEMENT SERVICES

2.1Records and Reports.

A.Budget.  Annually, an operating budget shall be submitted by Manager to Owner ninety (90) days prior to the commencement of each subsequent calendar year for which this Agreement is in effect, which operating budget shall be subject to Owner’s approval.  Each proposed operating budget shall be in a form reasonably acceptable to Owner, shall be for the ensuing calendar year and shall include any items required to be given by the Owner to a mortgagee under the terms of any mortgage encumbering Owner’s interest in the Project, any planned capital expenditures for the Project and any other planned expenditures, reserves and capital contributions for Owner.  Submission of such budget shall be without warranty of its accuracy or attainability.  The initial budget for the operation of the Project through the end of calendar year 2021 and for calendar year 2022, as approved by Owner is attached hereto as Exhibit A.  “Budget” for purposes of this Agreement means for the period in question, the then effective Budget or the most recently approved operating budget, each as amended from time to time prior to the approval of any replacement.  Once approved in writing by Owner, Manager shall have authority, by virtue of Owner’s approval of each budget, to make the expenditures therein set forth.  In addition, Manager may exceed the Budget by up to ten percent (10%) of any line item, and up to five percent (5%) of the budget as a whole; provided, however, that Manager shall use all reasonable diligence and employ all reasonable efforts so that the actual costs incurred do not exceed such amounts.  Manager shall promptly give Notice to Owner of any expectation of the need to exceed such thresholds.  If forecasted net operating income indicates an unfavorable variance greater than 3% versus the approved budget, Manager shall submit to Owner for approval a revised forecast.  If Owner does not approve any proposed operating budget at least thirty (30) days prior to the start of the ensuing calendar year, the prior Budget shall remain operative (with applicable increases for third-party expenses not in control of Manager such as property taxes and insurance premiums) until Owner, working together with the Manager, approves a Budget that would take precedence over the prior Budget.  Notwithstanding anything in this Agreement to the contrary, Manager shall not be required to advance any of its own funds to pay any costs attributable to the maintenance or operation of the Project, and Manager shall have no liability for losses arising from Owner’s failure to provide sufficient funding for the same in the Budget.

B.Books of Accounts.  Manager shall maintain adequate and separate books and records for the Project, the entries to which shall be supported by sufficient documentation to ascertain that said entries are properly and accurately recorded with respect to the Project.  Such books and records shall be maintained by Manager at Manager’s main address or at such other location as may be mutually agreed upon in writing with Owner.  Manager shall provide such control over accounting and financial transactions as is reasonably required to protect Owner’s assets from theft, gross negligence or fraudulent activity on the part of Manager’s associates or employees.  Except to the extent recovered by Owner pursuant to insurance coverage, losses arising from such instances are to be borne by Manager and shall include but not be limited to:

(i)theft of assets by Manager’s associates, principals, officers or employees or those individuals associated with or affiliated with Manager;

(ii)overpayment of labor costs arising from either fraud or gross negligence; and

(iii) a sum equal to the value of any form of payment from purveyors to Manager’s employees or associates arising from the provision of goods or services for the Project.

C.Account Classification.  Manager shall adopt a system of classification of accounting entries (Chart of Accounts) reasonably satisfactory to Owner.

D.Financial Reports.  Manager shall furnish reports of all transactions occurring from the first day of the prior month to the last day of the prior month.  These reports are to be sent for receipt by Owner no later than the tenth (10th) day of the next succeeding month and shall show all billings, collections, arrears, uncollectible items, vacancies, disbursements, and other matters pertaining to the management, operations and maintenance of the Project during the month, and any other items required of Owner under any mortgage encumbering the Owner’s interest in the Project.  Any material variations from the Budget shall be explained or otherwise justified by Manager.  The reports shall be in a form reasonably acceptable to Owner and Manager.  In addition, Manager shall deliver or cause to be delivered to Owner within 120 days after (i) the end of each calendar year during the term hereof and (ii) the termination or expiration of this Agreement, a statement of income and expenses and a balance sheet for the Project for such calendar year, or partial calendar year during the term hereof, as applicable.

E.Supporting Documentation.  As additional support to the monthly financial statement, if requested by Owner, Manager shall provide copies of the following (and shall cooperate to upload applicable financial information electronically into Owner’s accounting system):

(i)all bank statements, bank deposit slips and bank reconciliations with respect to the Operating Account;

(ii)detailed cash receipts and disbursements records;

(iii) detailed general ledger (if available);

(iv)paid invoices;

(v)unpaid voucher report;

(vi)accounts receivable detail and accounts receivable aging report; and

(vii) rent roll.

F.Accounting Principles.  All financial statements and reports required by Owner shall be prepared on an accrual basis.  All year-end financial statements and reports shall be prepared in accordance with generally accepted accounting principles.  In addition, Manager shall maintain a reconciliation of these financial statements and reports to the tax returns.  Manager shall preserve all financial statements, reports and information related to the Project for at least five (5) years after the close of the calendar year to which they relate.

G.Owner’s Right to Audit.  Owner reserves the right for Owner’s employees, or others appointed by Owner, to conduct examinations, upon reasonable Notice, of the books and records (including any electronic records) maintained for Owner by Manager no matter where such books and records are located.  Owner also reserves the right upon reasonable notice to perform any and all additional audits relating to Manager’s activities either at the Project or at any office of Manager; provided such audits are related to those activities performed by Manager for Owner.  In the event, Owner’s employees or appointees discover any discrepancies in recordkeeping, Manager shall correct such discrepancies within a reasonable time following such discovery.  Manager shall inform Owner in writing of the action taken to correct any audit discrepancies.  Any and all audits conducted by Owner’s employees or appointees will be at the sole expense of Owner.  If such discrepancy exceeds three percent (3%) of the Project’s budgeted income, then Manager shall be required to reimburse Owner for all direct costs associated with such audit.

H.Repairs and Maintenance.  Manager shall supervise the performance of all repairs, cleaning, painting, decorations and alterations including electrical, plumbing, carpentry, masonry, and such other routine repairs as may be required in the course of maintenance of the Project, subject to the limitations of set forth herein, including the Budget, and the terms of any applicable tenant lease.  All expenses incurred hereunder shall be paid from available funds in the Operating Account; provided however, Manager must receive the prior approval of Owner for each single expenditure not set forth in a Budget, subject to Section 2.1(A).  Notwithstanding the foregoing, all expenditures to refurbish, rehabilitate, remodel or otherwise prepare areas covered by new leases or amendments to existing leases (“New Improvements”) shall require Owner’s prior consent and shall be paid as Owner may direct.  Manager shall have no obligation to supervise or manage the construction of New Improvements on Owner’s behalf, provided that Owner may elect to engage Manager for such service, and in such case, Manager shall be paid a construction management fee in the amount of three and a half percent (3.5%) of all costs of the New Improvements for such services pursuant to a construction management agreement as may be agreed by Owner and Manager.  Notwithstanding the foregoing, New Improvements shall not include the improvements contemplated by Section 1.3(e) of the Asset Purchase Agreement dated November 19, 2020, among NP Oakley Building I LLC, ROX AMZL Oakley CA LLC ROX Financial Inc. and NP Oakley LLC and Manager’s affiliates shall be solely responsible for all costs related thereto.

I.Taxes, Mortgages.  Manager shall, unless otherwise required, obtain and verify bills for real estate taxes, improvement assessments and other like charges which are or may become liens against the Project.  If funds are available, Manager shall arrange payment of such bills in such time to permit Owner to avoid penalty for late payment or to permit Owner to take advantage of discounts and if requested by Owner and, as directed by Owner, pay any charges due under any mortgage or other security instrument, if any, affecting the Project.  Manager will, if requested by Owner, cooperate with counsel designated by Owner in the preparation of an application for correction of the assessed valuation to be filed with the appropriate governmental agency.

J.Leasing.  In addition to and not as a limitation on Manager’s duties hereunder:

(i)Manager shall use its reasonable efforts (i) to obtain the compliance of tenants with regard to their obligations under their leases and reasonably notify Owner of any noncompliance such that Owner may enforce the same and (ii) to ensure that Owner is in compliance with any leases or other restrictive covenants affecting the Project;

(ii)Manager shall receive, consider, evaluate and keep complete records with respect to, and, except as specifically limited by other provisions of this Agreement, shall as directed by Owner handle, compromise or settle, the complaints of all tenants or users of any of the services or facilities of the Project;

(iii) Manager shall give prompt Notice to the Owner of any defaults by any of the tenants under their leases and shall, with the prior approval of Owner (and at Owner’s cost), institute in its own name or in the name of the Owner, any necessary legal actions or proceedings to collect all charges, rents, and monetary damages from the tenants or other persons in possession or to cancel or terminate any leases or to dispossess the tenants or other persons in possession on grounds of nonpayment of any amount due (or on grounds of any other failure to perform) under the applicable lease or otherwise enforce the provisions of the leases; and

(iv)notwithstanding anything herein to the contrary, without the prior consent of Owner, Manager: (1) shall not waive, excuse, condone, discount, set off, compromise or in any manner release or discharge any tenant (or any guarantor under any guaranty of any lease) from its obligations under its lease (or such guaranty); (2) shall not cancel, terminate or consent to the surrender of any lease; (3) shall not commence any action, suit or proceedings for the collection of rent, for removal or for the dispossession of any tenant or exercise any right of recapture provided in any lease; (4) shall not modify, or in any way alter the provisions of any lease in a manner which would reduce the rent thereunder, shorten the term thereof, impose additional obligations on the landlord thereunder, or reduce the obligations of the tenant thereunder; (5) shall not relocate any tenant within the Project; (6) shall not consent to any modification of the express purposes for which any Tenants premises have been leased; (7) enter into, renew or materially modify any contract affecting the Project; (8) shall not consent to any subletting of any part of the Project, to any assignment of any lease by any Tenant thereunder, or to any assignment or further subletting of any sublease; and (9) shall not take any other action related to the Project except as provided in this Agreement..

K.Miscellaneous Duties.  Manager shall:

(i)maintain orderly files containing all documents and papers pertaining to the Project or the operation thereof that are within the scope of Manager’s oversight pursuant to this Agreement and such records, documents and papers shall at all times remain the property of Owner;

(ii)cooperate with and provide information requested by Owner’s accountants in regard to the preparation by such accountants and filing by Owner of federal, state, local and any other income or other tax returns required by any governmental authority;

(iii) consider tenant service requests and keep Owner reasonably informed of such requests, and investigate and report to Owner in a timely fashion with appropriate recommendations all complaints of a nature which might have a material adverse effect on the Project or a Budget;

(iv)check all bills received for the services, work and supplies ordered in connection with maintaining and operating the Project and, except as otherwise herein provided, pay such bills as and when the same shall become due and payable (subject to the provision of funds for the same by Owner);

(v)inspect the Project at adequate intervals and submit in writing to Owner any recommendations;

(vi)keep written records of all alterations, repairs and other work performed at the Project; and

(vii)timely prepare and maintain written incident reports of all accidents and other incidents which may have a material adverse effect on the Project or to Owner which are reported or otherwise known to Manager;

(viii)manage any agreements with third-party service providers related the Project approved by Owner in accordance with the Budget;

(ix)use its commercially reasonable efforts to ensure that Owner is in compliance with any loan agreements or any other documents in connection with a loan affecting the Project, pursuant to directions provided by Owner regarding matters requiring compliance under such loan agreements;

(x)if there is a loan on the Property, execute an assignment and subordination of this Agreement in favor of any applicable lender; and

(xi)take such other actions as reasonably requested by Owner in connection with the Project.

L.Environmental. Manager acknowledges that the Project is subject to requirements under the Land Use Covenant and Agreement between The Chemours Company FC, LLC (“Chemours”) and the California Department of Toxic Substances Control (“DTSC”), recorded May 31, 2019 (the “LUC”) and the Agreement and Covenant Not to Sue between the State of California, California Environmental Protection Agency, DTSC, NP Oakley, LLC and Chemours, effective as of September 6, 2019 (the “Prospective Purchasers Agreement”).  Without the express written permission of Owner, Manager agrees that it will not, and will not authorize any tenant or other person to, take any actions that would violate the terms of the LUC or Prospective Purchaser Agreement (including prohibited uses or activities or noncompliance with soil management plans), provided, however, that Manager may commence actions required in connection with emergency repairs (as provided in Section 1.3 above).

2.2Disbursements by Manager.  Manager shall prepare checks (or electronic transfers) for written approval and signature (if applicable) of Owner and then pay, when due and prior to delinquency, in the following order of priority:

A.amounts due and payable by Owner under the terms of this Agreement or otherwise relating to the Project and

B.unless paid by the mortgagee(s) pursuant to a reserve or escrow of tax and insurance under the mortgage loan(s) covering the Project (if any) or by the Owner at their direction, all taxes, insurance, and similar items, including especially those items required to be paid under the terms of any such mortgage.

If Owner’s funds held by Manager shall not be sufficient for said payments, Manager shall promptly notify Owner of such cash flow deficit.  In such cases Manager may, but shall not be obligated to, advance funds on behalf of Owner, and if such funds shall be advanced, they shall bear interest thereafter at a rate equal to ten percent (10%) per annum.  All amounts due and payable by Owner under the terms of this Agreement, including all obligations incurred by Manager on behalf of Owner, shall be secured by a security interest in all of Owner’s funds in Manager’s possession, which security interest is hereby granted.

2.3Operating Account.  All funds collected by Manager for the account of Owner shall be promptly deposited in the operating account or accounts at a bank specified by Owner (the “Operating Account”), and such funds shall not, under any circumstances, be commingled with any funds of Manager or any other client of Manager.  The Operating Account shall be the sole property of Owner.  Manager is not required to maintain a separate escrow account.  All monies collected from tenants to secure performance of the lease shall be deemed to be funds of Owner, including security deposits and pre-paid rents, and shall also be promptly deposited in such account(s).  Manager shall account to Owner for all rents actually collected by Manager from operation of the Project.

2.4Security Deposit Account.  If directed by Owner, Manager will maintain a separate account for security deposits at such bank as shall be reasonably approved by Owner and Manager.  Such account shall be maintained in accordance with applicable law (at Owner’s cost).  The account will be used only for maintaining security deposits and will be so designated.  Manager shall maintain detailed records of all security deposits deposited, and such records will be available for inspection by Owner’s employees or appointees upon reasonable notice.  Manager shall obtain the approval of Owner prior to the return of any such deposit or interest thereon to any tenant.

2.5Change of Banks.  At any time and from time to time Owner may direct Manager to change a depository bank or the depository arrangements, provided that the new bank or depository arrangements shall be reasonably acceptable to Manager.  Owner shall be responsible for all costs related to the foregoing.

2.6Access of Account.  Upon direction from Owner, Manager shall cause funds to be transferred to Owner by Federal wire transfer.  Through the use of signature cards, authorized representatives of Owner shall be permitted access to any and all funds in the bank accounts described in this Article 2, provided, however, that any such access by Owner shall require (A) the signature of the not less than two (2) authorized employees of Owner, and (B) prior Notice to Manager.

Article III

MANAGER’S COMPENSATION

3.1Management Fee.  In consideration of the performance of the Management Services by Manager hereunder, Owner shall pay to Manager a management fee (the “Fee”) equal to the maximum reimbursable amount for a property management fee for the Project pursuant to the Lease Agreement effective as of February 7, 2020, between Amazon.com Services LLC and NP Oakley LLC (the “Lease”), which currently is two percent (2%) of the “Base Rent” (as defined in the Lease), which Fee Manager shall be entitled to deduct from the Operating Account upon the receipt thereof each month from tenant under the Lease during the Term or any Renewal Term for Management Services rendered in the prior month.  The first payment shall be due in the month after the date hereof and shall be prorated for the number of days from the date of this Agreement until the end of the month preceding such payment.  Upon any termination of this Agreement, Manager shall be entitled to all Fees earned through the date of such termination, pro-rated for any partial month, as well as the reimbursement of any out of pocket costs incurred by Manager in accordance with this Agreement.  For purposes of this Agreement, “Business Day” means any day other than Saturdays, Sundays and federal or state holidays in the State of California.

Article IV

TERM

4.1Term.  This Agreement shall commence as of the date hereof and shall continue thereafter for a period of one (1) year, unless sooner terminated according to the terms hereof (the “Term”); provided, however, that this Agreement shall automatically renew for additional successive one (1) year terms unless either party gives Notice of non-renewal to the other party at least thirty (30) days prior to the end of any such term (each, a “Renewal Term”).

4.2Termination.  This Agreement shall terminate: (a) upon expiration of the Term or any Renewal Term due to the delivery of a Notice of non-renewal as provided in Section 4.1, (b) upon Notice by Owner upon the sale or other permanent disposition of the Project; (c) upon either party’s default hereunder provided the defaulting party does not cure such default within thirty (30) days of having received Notice from the other of such default; provided, however, if such breach cannot reasonably be cured within said thirty (30) day period and if reasonable efforts to cure said breach are commenced within said thirty (30) day period and are pursued with due diligence to conclusion, then there shall be no right to terminate this Agreement hereunder, unless the default is not cured within a reasonable time; (c) upon thirty (30) days prior Notice from one party to the other of its intent to terminate this Agreement; (d) upon the delivery of Notice of such termination by either party due to the occurrence of any of the following events: (1) the appointment of a receiver, liquidator or trustee for either party by court order; (2) the filing of a bona fide petition against either party under any bankruptcy, reorganization or insolvency law (which petition is not discharged within sixty (60) days following the filing thereof); (3) the filing by either party of a petition for voluntary bankruptcy, reorganization or insolvency; or (4) an assignment by either party for the benefit of creditors.  Termination of this Agreement under any of the foregoing provisions shall not release either party from any accrued liability for failure to perform any of the duties or obligations of such party prior to the date of such termination.

4.3Obligations Upon Termination.  Upon any such termination of this Agreement, Manager and Owner shall account to each other regarding matters outstanding as of the date of termination, and Manager shall forthwith: (a) surrender and deliver up to Owner the Project and

(after the payment to Manager of any amounts owed by Owner to Manager under this Agreement) all rents and income of the Project on hand in the bank account which are the monies to Owner; (b) tender to Owner as received all monies in excess of documented liabilities after such termination; (c) deliver to Owner all materials and supplies, keys, contracts and documents, and such other accountings, paper and records pertaining to this Agreement as Owner shall reasonably request; and (d) assign such existing contracts relating to the operation and maintenance of the Project as Owner shall require (which by their terms are assignable), provided that Owner shall assume all liability thereunder.  Within forty-five (45) days after any such termination, Manager shall deliver to Owner a cash flow report for any period subsequent to the period covered by the most recent report delivered immediately prior to such termination, and within ninety (90) days after any such termination, Manager shall deliver to Owner, the profit and loss statement for the fiscal year or portion thereof ending on the date of termination, and a balance sheet for the Project as of the date of termination.

Article V

MISCELLANEOUS

5.1Notices.  Any notice, request, instruction, correspondence or other document to be given hereunder by either Party to the other (herein collectively called “Notice”) shall be in writing and delivered by e-mail, as follows:

If to Owner, addressed to:

ROX AMZL Oakley CA LLC

E-mail:   SPVnotice@roxfinancial.com

If to Manager, addressed to:

NPD Management, LLC

Attn: Greg Norris

E-mail: gnorris@northpointkc.com

Notice shall be effective upon actual receipt of the e-mail if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.  Any Party may change any e-mail address to which Notice is to be given to it by giving Notice as provided above of such change of address.

5.2Indemnification.  Manager will use commercially reasonable efforts to perform the Management Services and its obligations hereunder.  However, Manager, its directors, officers and employees shall not be liable to Owner or to any other person for any act or omission of any agent or employee of Manager in the proper performance of Manager’s obligations under this Agreement, and Owner hereby agrees to indemnify and hold harmless Manager, its directors, officers, and employees from and against any liability, loss, damage, cost or expense (including actual and reasonable attorneys’ fees) incurred by reason of any such act or omission, except that this obligation shall not apply in the case of any willful misconduct, fraud or gross negligence on the part of Manager or any of its agents or employees.  Manager hereby agrees to indemnify and hold harmless Owner and its members, managers, directors, officers, and employees from and against any liability, loss, damage, cost or expense (including reasonable attorneys’ fees) incurred by reason of (i) any willful misconduct, fraud, or gross negligence on the part of Manager or any of its agents or employees or (ii) Manager taking any action outside of the scope of authority granted to Manager under this Agreement. Owner hereby indemnifies and holds Manager harmless against any claim, loss, cause of action, cost and/or expense arising due to Manager’s non-negligent actions within the scope of its authority hereunder, or at Owner’s instructions.  Nothing contained in this Section 5.2 shall be deemed to create any rights in any persons or entities not parties to this Agreement. The above set forth indemnifications shall not extend to any matter to the extent covered by insurance maintained hereunder, and shall include reasonable attorneys’ fees incurred in connection with any such claim.  The above indemnification provisions shall survive termination of this Agreement. Insurance.

5.3Insurance.

A.Owner’s Insurance.  Owner will endeavor to obtain insurance in such amount and cover such risks as shall be reasonably required to protect the interests of Owner and Manager.  Owner agrees that Manager shall not be responsible for obtaining such insurance but will provide bids for Owner, and Owner shall be responsible for deciding on coverage.  All general public liability and other liability policies carried by or for Owner shall name Owner as the insured and Manager as additional insured.  All required insurance shall contain a waiver of subrogation by the insurer in favor of Manager, and no claim against Manager may be assigned to any such insurer.  Manager agrees to make a timely written report to the insurance carrier concerning all accidents or claims for damage relating to the ownership, operation, and maintenance of the Project and to cooperate with any investigations regarding same.

B.Manager’s Insurance.  Manager shall, upon execution hereof, furnish to Owner at Manager’s sole cost and expense one or more certificates of insurance evidencing insurance as required in this Section 5.3(B) hereunder.  Owner shall be given at least thirty (30) days prior written notice of the cancellation.  Manager shall carry at all times at Manager’s expense the following:

(i)commercial general liability insurance written on ISO form CG oo o1 occurrence form or equivalent (including at least those coverages generally designated as Premises/Completed Operations, Contractual Liability, Personal Injury & Advertising Liability) in the amount of not less than $1,000,000 per single occurrence and $2,000,000 general aggregate and an umbrella policy in an amount not less than $10,000,000 which shall be excess of any coverage as provided by Owner.  To the extent of the risks and liabilities assumed hereunder, coverage shall name Owner as an additional insured.  Manager’s commercial general liability and umbrella insurance coverage shall be occurrence-based; if Manager proposes to use a form of liability insurance other than commercial general liability insurance as set forth above and Owner approves such form, it shall contain endorsements which (1) delete any employee exclusion on personal injury coverage, if such endorsement is legally available without additional premium (other than a de-minimus additional premium or service charge), (2) include employees automatically or as additional insureds and (3) contain cross‑liability and such other provisions as Owner may reasonably require;

(ii)automobile liability insurance covering owned, hired and non-owned vehicles, if any, with separate coverage in an amount not less than $1,000,000 combined single limit for bodily injury and property damage; the umbrella policy noted in Section 5.3(B)(i) shall apply to the automobile liability as well;

(iii)workers’ compensation insurance in the statutory amount (or participate in the appropriate state fund if such insurance is not available or allowed).

(iv)employer’s Liability $1,000,000 minimum or such other higher limits imposed in accordance with the requirement, if any, of the laws of the state where the Project is located;

(v)commercial crime coverage in an amount equal to the greater of $2,000,000 for all persons who have access through Manager’s operations to funds of Owner, which insurance shall cover Owner as a result of the dishonest acts of Manager’s employees; Such insurance shall not contain a deductible of greater than $50,000; and

(vi)Real Estate Managers Errors and Omissions Insurance with a limit of not less than $1,000,000 per loss/aggregate, providing coverage for claims arising out of the rendering or failure to render professional service.  Such policy shall not contain a deductible greater than $25,000, unless otherwise approved by Owner.  If coverage is terminated after completion of the Agreement, coverage will be maintained or an extended reporting period will be purchased for a minimum of two years.

Manager shall furnish Owner with certificates of insurance on Accord Form 25 with appropriate endorsements evidencing the aforesaid coverages.  To the extent of the risks and liabilities assumed hereunder, Manager shall cause to be included in its insurance policies an appropriate clause pursuant to which the insurance company waives subrogation against Owner, its members, employees, officers and agents, or permits the insured, prior to any loss, to waive any claim it might have against such persons without invalidating the coverage under the insurance policy.  Owner will not reimburse Manager for Manager’s cost of such insurance, or for any and all coverages that Manager obtains for its own account, or any other insurance or bonds described in this Section 5.3.  All insurance policies shall be in form, amounts and written with such companies as are acceptable to Owner and that are authorized to do business in the state in which the Project is located, provided, however, that in no event shall any insurer have a Best’s Insurance Rating of less than “A- Financial Size Category of VII”.

C.Subcontractor’s Insurance.  Manager shall require that all subcontractors engaged to perform work at the Project have or obtain sufficient insurance coverage of the type and at the levels consistent with the job to be performed and the market conditions.  Manager shall obtain and keep on file a certificate of insurance which shows that any subcontractor is so insured.  Manager shall obtain Owner’s prior written consent before waiving any of such sub-contractor’s insurance requirements except in the case of an emergency which threatens damage to the Project or property or injury to persons.

5.4Representations and Warranties.  Each party hereby represents and warrants to the other party that:

A.such party has the power to execute and deliver this Agreement and to incur and perform its obligations hereunder;

B.no consent, approval, authorization or other action (except any consent, approval, authorization or other action that has already been obtained or taken, as applicable) by, and no notice to or of, or declaration or filing with, any governmental or other public body, or any other person or entity, is required for the due authorization, execution, delivery and performance by such party of this Agreement or the consummation of the transactions contemplated hereby;

C.the execution, delivery and performance by such party of this Agreement does not and will not violate or otherwise conflict with any term or provision of any agreement, instrument, judgment, decree, order or any law or regulation applicable to such party or result in the creation of any lien upon any of its properties or assets pursuant thereto; and

D.this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, and is enforceable against such party in accordance with its terms, except as enforcement thereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law or regulation affecting creditors’ rights generally, and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

5.5Confidentiality.

A.For purposes of this Agreement, “Confidential Information” means any proprietary or confidential information of or relating to the Owner or the Project, including, any business information, prospective business project or acquisition, intellectual property, trade secrets or other information relating to the respective businesses, operations, investments, assets or liabilities of the Owner; provided, however, that the following shall not be deemed “Confidential Information:” any information that (i) is or becomes publicly available other than as a result of Manager’s violation of this Agreement; (ii) was, at the time of the disclosure, already in Manager’s possession (or the possession of any entity affiliated with Manager); (iii) is disclosed to Manager by a third party who, to Manager’s actual knowledge, is not prohibited from disclosing the information pursuant to a confidentiality agreement with Owner; and (iv) Manager develops or derives without the use of the Confidential Information.

B.Manager acknowledges the proprietary and confidential nature of the Confidential Information, and agrees that it shall not use, publish, disseminate, distribute or otherwise disclose all or any portion thereof, except in the proper performance of its duties under this Agreement and for one (1) year after the end of the Term or any Renewal Term; except that Manager shall have the right to disclose Confidential Information (i) to its directors, managers, officers, employees, agents representatives and advisors in connection with the performance of Manager’s obligations herein, (ii) to any regulatory or governmental bodies, agencies or officials, (iii) to the extent required by applicable law, and (iv) in connection with the exercise of any remedies under this Agreement; provided, that, in each case, Manager shall advise any such persons or entities to whom it shall disclose Confidential Information of the confidential nature such Confidential Information.

C.Without limiting the foregoing, in the event that Manager or its directors, managers, officers, employees, agents representatives and advisors receives either a request to disclose any Confidential Information under the terms of a subpoena or order issued by a court or other governmental authority of competent jurisdiction or advice of legal counsel that disclosure is required under applicable law, Manager agrees that, if permissible and to the extent practical, prior to disclosing any Confidential Information, it shall: (i) promptly notify Owner of the existence and terms of, and the circumstances attendant to, such request or advice; (ii) consult with Owner as to the advisability of taking legally available steps to resist or narrow any such request or to otherwise eliminate the need for such disclosure; and (iii) if disclosure is required, use commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such portion of the Confidential Information as is required to be disclosed.

D.Upon termination of this Agreement, Manager shall return all Confidential Information, including all copies of same, to Owner prior to the date of termination.  To the extent the Confidential Information has been incorporated into materials developed by Manager, Manager shall also promptly destroy such materials.  Notwithstanding the foregoing, Manager will not be obligated to return or destroy any documents generated by Manager that are stored electronically in the ordinary course of business by Manager as part of a data retention or backup system or are required to be retained for legal, regulatory or internal compliance purposes.  With respect to any such retained or electronically stored Confidential Information, Manager shall continue to comply with the obligations of this Section 5.5.

5.6Miscellaneous.

A.This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior statements, representations, understandings, and agreements by or between the parties.  No modification or amendment of this Agreement shall be effective unless made by a supplemental agreement in writing and executed by the parties hereto.

B.Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between the Owner, its successors or assigns, on the one part, and Manager, its successors or assigns, on the other part.

C.This Agreement shall be binding on, and shall inure to the benefit of, the parties, hereto and their permitted assigns.  Neither this Agreement nor any part thereof nor any service, relationship, or other matter alluded to herein shall inure to the benefit of any third party, to any trustee in bankruptcy, to any assignee for the benefit of creditors, to any receiver by reason of insolvency, to any other fiduciary or officer representing a bankrupt or insolvent estate of either party, or to the creditors or claimants in such an estate.

D.If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of such provisions shall not be affected thereby.

E.Unless the context clearly requires otherwise, the singular number herein shall include the plural, the plural number shall include the singular, and any gender shall include all genders.  Titles and captions herein shall not affect the construction of this Agreement.  The rule of construction that a document is to be construed against the drafting party shall have no application to the enforcement of interpretation of this Agreement.  As used in this Agreement, unless otherwise specified: (a) all references to Sections are to Sections of or to this Agreement, and (b) the terms “include” and “including” are to be construed as if followed by the phrase “without limitation;” (c) the terms “herein” or “hereunder” are to be construed to mean “in this Agreement” or “under this Agreement”, respectively.

F.Manager agrees, at the written request of Owner, to collect, assemble and provide information regarding the operation, income, expenses, condition and leases of the Project to prospective purchasers identified in writing by Owner and to render such other assistance as may be reasonably necessary to facilitate the sale of the Project.  In consideration of such services, Owner shall pay to Manager a reasonable fee as Owner and Manager may agree.  In addition, Owner shall reimburse Manager’s out-of-pocket expenses incurred in connection with services rendered by Manager under this Section 5.6(F).

G.Any provision of this Agreement may be waived only by Notice at any time by the party entitled to enforce such provision; provided, however, that the failure or delay by any party to enforce any provision of this Agreement at any time shall not be construed as a waiver of such party’s right to enforce fully the same or any other provision at any time thereafter.

H.Manager may not assign any of its rights or obligations under this Agreement to any other person or entity without the prior written consent of Owner.

I.This Agreement shall, in all events, be construed and interpreted in accordance with the laws of the State of California as applied between citizens of the State of California with respect to all procedural and substantive matters (excepting only any California conflict of laws or choice of law which would, if applied, result in the application of the law of another jurisdiction) and without regard to any presumption or rule requiring construction against the party causing this Agreement to be drafted.

J.Owner and Manager acknowledge that this Agreement is for management purposes only and in no way gives Manager leasing authority.

K.This Agreement may be executed in one or more counterparts, and by the different parties to this Agreement in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.  A party may deliver executed signature pages to this Agreement in PDF format by email transmission to any other party, which electronically transmitted PDF shall be deemed to be an original executed signature page.

L.If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any party to enforce its rights under this Agreement against any other party, all fees, costs and expenses, including, reasonable attorneys’ fees and court costs, incurred by the prevailing party in such litigation, action, arbitration or proceeding shall be reimbursed by the non-prevailing party; provided, that if a party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the reasonable fees, costs and expenses incurred by such Party on an equitable basis.

M.In the event of any dispute between the parties as to the interpretation of any provision of this Agreement (or the performance of obligations under this Agreement), the parties shall promptly meet in a good faith effort to resolve the dispute.  Should such good faith effort fail to resolve the dispute and upon the written request of such parties, the dispute shall be referred to the level of President or Senior Vice President within such party’s organization for decision.  If such officers do not agree upon a decision within thirty (30) days after reference of the matter to them, each party hereto shall be free to pursue and exercise any and all legal rights available to them.

N.Unless expressly stated in this Agreement, no right or remedy of any party is intended to be exclusive.  The parties acknowledge and agree that the exercise of one or more rights, options and/or remedies under this Agreement by the exercising Party: (i) will be enforceable without regard to the exercising party’s motivations, market conditions, unanticipated circumstances or consequences, economic loss to the non-exercising Party or any other reason, circumstance or fact; (ii) will not be subject to challenge as breaching or violating any implied covenant of good faith and fair dealing, duty to disclose, duty of trust or confidence, or any fiduciary duty; and (iii) will not be subject to claims or defenses alleging self-interest, unjust enrichment, fraudulent inducement or negligent misrepresentation.

O.Each party agrees that it will, from time to time at the request of any other party, and for no further consideration, execute, acknowledge and deliver any further assurances, documents and instruments reasonably requested by the other party, and take such action consistent with the terms of this Agreement, as may be reasonably requested by the other party for the purposes of this Agreement.

(signature page follows)

IN WITNESS WHEREOF, the Owner and the Manager have hereunto set their hands and seals as of the date first above written.

OWNER

ROX AMZL Oakley CA LLC

By:	Series AMZL of ROX Financial LP,
its sole member

By:	ROX Financial GP LLC,
the general partner of ROX Financial LP

By:
Anthony Moro
President

By:
David Ronn
Chief Legal Officer

MANAGER

NPD MANAGEMENT, LLC

By:
Nathaniel Hagedorn, Manager

Exhibit A TO COMMERCIAL MANAGEMENT AGREEMENT

INITIAL BUDGET

[to come]